Exhibit 10.1

BINDING LETTER OF INTENT– IBERSOLAR – ICP SOLAR

The present document is a binding Letter of Intent ("LOI") that sets out the basis for the acquisition of Ibersolar Energía, S.A. ("Ibersolar") by ICP Solar Technologies Inc. ("ICP") (collectively the "Parties") under the following terms and conditions:

1. ICP will acquire 100% of the shares of Ibersolar in exchange for a number of shares of ICP that will result in an ownership structure of ICP after the acquisition but before the Financing (defined in section 3 below) of a 20% ownership of ICP by existing ICP shareholders and an 80% ownership of ICP by existing Ibersolar shareholders on a fully diluted basis. ("Acquisition").

2. The Parties agree and undertake to enter into a mutually agreeable definitive share purchase agreement and any other documents necessary for the Acquisition, including an efficient tax and corporate structure for the Parties, within six weeks of the signing of this LOI, or as soon as practicable thereafter.

3. The closing of the Acquisition will be contingent upon the following: (a) Each of the Parties obtaining all consents and approvals as are necessary for the approval of the Acquisition and the execution of all related documents including, without limitation, a definitive share purchase agreement and, (b) closing of a financing by ICP of a minimum of US$15 million ("Financing").

4. ICP will present with Ibersolar a combined business plan of the Parties during the Financing.

The Parties will work together over the next 4 weeks to devise the new business plan and presentation of the combined entities comprised of the Parties.

5. In the event that (i) ICP does not receive a final term sheet from investors with terms that are acceptable to the Parties and the Investor Group (defined as Roswell Gemini and Platinum), for a minimum of US$15 million by December 15, 2008, or (ii) a definitive share purchase agreement and all other documents necessary for the Acquisition have not been executed by December 15, 2008, then this LOI shall become null and void.

6. The Parties undertake and guarantee not to enter into, engage in, nor entertain to enter into any change of control or financing transactions independently, except in the ordinary course of business, with other third parties at any time during the term of this LOI.

7. The Parties agree that this LOI shall be construed and governed by the laws of the state of Nevada. The Parties hereby agree to submit the resolution of any disputes or controversies relating hereto to the Courts of the province of Quebec, Canada.

8. The Parties agree that each Party shall be responsible for and pay for its own expenses including but not limited to legal and accounting fees, regardless of whether or not the contemplated transaction is consummated.

9. Other than what appears in the public domain, the Parties understand and agree that this LOI, the terms of the Acquisition and the negotiations thereof and any other information relating to the contemplated transaction, are confidential and shall not be disclosed to any third party, without the express written consent of the Parties.

10. This letter may be executed in one or more counterparts, each of which will be deemed to be an original copy of this letter and all of which, when taken together, will be deemed to constitute one and the same.

IN WITNESS THEREOF, the Parties agree on the content of the LOI and, as evidence thereof, have signed this LOI, effective as of the later of the two dates appearing below.

Ibersolar Energía, S.A.	ICP Solar Technologies Inc.

Signed in: Barcelona	Signed in: Montreal

Date : October 13, 2008	Date : October 14, 2008
By : /s/Juan Camilo Echeverri	By: /s/Sass Peress
Juan Camilo Echeverri, President and CEO	Sass Peress, President and CEO